LP Reports Second Quarter 2016 Results

Louisiana-Pacific Corporation (LP) (NYSE: LPX) reported results today for the second quarter of 2016, which included the following:

•	Sales for the second quarter of $582 million were higher by 18 percent compared to the year ago quarter.

•	Income from continuing operations was $32 million ($0.22 per diluted share).

•	Non-GAAP adjusted income from operations was $40 million ($0.28 per diluted share).

•	Adjusted EBITDA from operations for the second quarter was $99 million compared to $16 million in the second quarter of 2015.

•	Cash and cash equivalents were $475 million as of June 30, 2016.

“This was an outstanding quarter for LP as every one of our segments helped drive net income of over $30 million,” Said Curt Stevens, Chief Executive Officer.  “OSB had adjusted EBITDA of $59 million and our Siding segment had nearly $50 million of adjusted EBITDA.  These results were due to higher OSB pricing, slightly improved housing starts and lower production costs across our system.”

SECOND QUARTER RESULTS

For the second quarter of 2016, LP reported net income of $32 million, or $0.22 per diluted share, as compared to a net loss of $20 million, or $0.14 per diluted share for the second quarter of 2015.

YEAR TO DATE RESULTS

For the six months ended June 30, 2016, LP reported net sales of $1.1 billion compared to $1.0 billion in the first six months of 2015. For the first six months of 2016, LP reported net income of $42 million, or $0.29 per diluted share, compared to loss of $54 million, or $0.38 per diluted share, for the same period in 2015. Adjusted EBITDA from continuing operations for the the first six months of 2016 was $151 million compared to $22 million for 2015. Increases in OSB pricing sold in North America accounted for $87 million increase in both operating results and adjusted EBITDA.

ORIENTED STRAND BOARD (OSB) SEGMENT

LP's OSB segment manufactures and distributes OSB structural panel products. The OSB segment reported net sales for the second quarter of 2016 of $253 million, a $42 million increase from $211 million of net sales in the second quarter of 2015. For the second quarter of 2016, the OSB segment reported operating income of $44 million compared to operating loss of $18 million in the second quarter of 2015. For the second quarter of 2016, adjusted EBITDA from continuing operations for this segment increased by $63 million compared to the second quarter of 2015. For the second quarter of 2016 as compared to second quarter of 2015, sales volumes were up 7% and sales prices increased by 30 percent. The increase in selling price favorably impacted operating results and adjusted EBITDA from continuing operations by approximately $59 million for the quarter as compared to the second quarter of 2015.

For the first six months, OSB reported sales of $470 million, up 17% from the prior year and had an operating income of $59 million compared to an operating loss of $47 million in 2015. Adjusted EBITDA for the first six months of 2016 was positive $89 million compared to negative $17 million in 2015. For the first six months, sales volumes decreased 4% and sales prices increased 22%. The increase in selling price favorably impacted operating results and adjusted EBITDA from continuing operations by approximately $86 million for the first six months as compared to 2015.

SIDING SEGMENT

LP's Siding segment consists of SmartSide siding as well as LP's prefinished CanExel siding line. These products are used in new construction, repair and remodeling and non-residential markets. The Siding segment reported net sales of $207 million in the second quarter of 2016, an increase of $43 million from $164 million in the year-ago second quarter. For the second quarter of 2016, the Siding segment reported operating income of $42 million compared to $29 million in the year-ago quarter. For the second quarter of 2016, the Siding segment reported $49 million in adjusted EBITDA from continuing operations, an increase of $15 million compared to the second quarter of 2015.

For the first six months, Siding reported sales of $389 million, up 15% from the prior year and had an operating income of $69 million compared to an operating income of $62 million in 2015. Adjusted EBITDA for the first six month of 2016 was positive $84 million compared to $73 million in 2015.

ENGINEERED WOOD PRODUCTS SEGMENT (EWP)

The EWP segment is comprised of I-Joist (IJ), Laminated Veneer Lumber and Laminated Strand Lumber (LVL and LSL). EWP reported net sales in the second quarter of 2016 totaled $78 million, up 8 percent from the year-ago quarter. Operating income increased to $1 million for the second quarter of 2016 from a $2 million loss in the second quarter of 2015. For the second quarter, the EWP segment showed an increase of $3 million in adjusted EBITDA from continuing operations as compared to the same quarter in 2015.

For the first six months, EWP reported sales of $150 million, up 10% from the prior year and had an operating loss of $2 million compared to an operating loss of $6 million in 2015. Adjusted EBITDA for the first six months of 2016 was positive $5 million compared to breakeven in 2015.

SOUTH AMERICA SEGMENT

The South American segment consists of facilities in Chile and Brazil. The segment reported net sales in the second quarter of 2016 of $41 million, up $2 million from $39 million in the second quarter of 2015. Operating income was $7 million for the second quarter of 2016 compared to $2 million in the second quarter of 2015. For the second quarter, LP reported adjusted EBITDA from continuing operations in this segment of $9 million, an increase of $5 million as compared to the second quarter of 2015.

For the first six months, South America reported sales of $72 million, down 4% from the prior year and had an operating income of $12 million compared to $4 million in 2015. Adjusted EBITDA for the first six months of 2016 was positive $16 million compared to $9 million in 2015.

COMPANY OUTLOOK

“While I now expect 2016 housing starts to be up less than 10% over last year, this muted recovery actually bodes well for the future as there will likely be a long period of improving housing activity,” continued Stevens.  "With our broad portfolio of commodity and value-added products, LP is in an excellent position to capitalize on growth in housing starts, repair / remodel activity, retail and industrial markets.”

LP is a premier supplier of building materials, delivering innovative, high-quality commodity and specialty products to its retail, wholesale, homebuilding and industrial customers. Visit LP's web site at www.lpcorp.com for additional information on the company as well as reconciliation of non-GAAP results.
###
FORWARD LOOKING STATEMENTS
This news release contains statements concerning Louisiana-Pacific Corporation's (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters addressed in these statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts, market demand for the company's products, and prices for structural products; the availability, cost and other terms of capital; the efficiency and consequences of operations improvement initiatives and cash conservation measures; the effect of forestry, land use, environmental and other governmental regulations; the ability to obtain regulatory approvals; and the risk of losses from fires, floods and other natural disasters. These and other factors that could cause or contribute to actual results differing materially from those contemplated by such forward-looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
FINANCIAL AND QUARTERLY DATA
(Dollar amounts in millions, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net sales	$582.4	$493.0	$1,087.0	$964.7

Income (loss) from operations	$52.2	$(14.1)	$71.1	$(47.3)

Income (loss) before taxes and equity in income of unconsolidated affiliates	$46.4	$(19.9)	$59.6	$(61.4)

Non-GAAP adjusted net income (loss)	$40.0	$(11.7)	49.5	$(30.6)

Net income (loss)	$31.7	$(19.5)	$42.0	$(54.0)

Net loss per share - basic and diluted	$0.22	$(0.14)	$0.29	$(0.38)

Average shares of stock outstanding - basic	143.4	142.3	143.1	142.1

Average shares of stock outstanding - diluted	145.2	142.3	145.1	142.1

CONSOLIDATED STATEMENTS OF INCOME
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(Dollar amounts in millions, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net sales	$582.4	$493.0	$1,087.0	$964.7
Operating costs and expenses:
Cost of sales	443.1	443.4	858.6	871.2
Depreciation and amortization	28.5	25.3	56.4	52.0
Selling and administrative	46.5	37.9	88.8	76.6
Loss on sale or impairment of long-lived assets, net	0.7	0.5	0.7	0.6
Other operating credits and charges, net	11.4	—	11.4	11.6
Total operating costs and expenses	530.2	507.1	1,015.9	1,012.0
Income (loss) from operations	52.2	(14.1)	71.1	(47.3)

Non-operating income (expense):
Interest expense, net of capitalized interest	(9.3)	(7.2)	(17.3)	(14.7)
Interest income	2.1	1.0	3.9	2.4
Other non-operating items	1.4	0.4	1.9	(1.8)
Total non-operating income (expense)	(5.8)	(5.8)	(11.5)	(14.1)

Income (loss) before taxes and equity in income of unconsolidated affiliates	46.4	(19.9)	59.6	(61.4)
Provision (benefit) for income taxes	16.2	1.0	20.6	(5.3)
Equity in income of unconsolidated affiliates	(1.5)	(1.4)	(3.0)	(2.1)

Net income (loss)	$31.7	$(19.5)	$42.0	$(54.0)

Income (loss) per share of common stock:
Net income (loss) per share - basic	$0.22	$(0.14)	$0.29	$(0.38)
Net income (loss) per share - diluted	$0.22	$(0.14)	$0.29	$(0.38)

Average shares of stock outstanding - basic	143.4	142.3	143.1	142.1
Average shares of stock outstanding - diluted	145.2	142.3	145.1	142.1

CONDENSED CONSOLIDATED BALANCE SHEETS
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(Dollar amounts in millions) (Unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$474.8	$434.7
Receivables, net of allowance for doubtful accounts of $1.1 million at June 30, 2016 and December 31, 2015	151.4	96.4
Inventories	231.6	222.0
Prepaid expenses and other current assets	9.3	7.0
Assets held for sale	9.0	9.0
Total current assets	876.1	769.1

Timber and timberlands	51.0	53.1

Property, plant and equipment, at cost	2,434.7	2,392.5
Accumulated depreciation	(1,579.3)	(1,530.1)
Net property, plant and equipment	855.4	862.4

Goodwill	9.7	9.7
Notes receivable from asset sales	432.2	432.2
Investments in and advances to affiliates	7.4	7.7
Restricted cash	15.0	14.3
Other assets	22.9	23.0
Long-term deferred tax asset	4.2	4.8
Total assets	$2,273.9	$2,176.3

LIABILITIES AND EQUITY
Current portion of long-term debt	$2.1	$2.1
Accounts payable and accrued liabilities	173.5	139.6
Current portion of contingency reserves	1.3	1.3
Total current liabilities	176.9	143.0

Long-term debt, excluding current portion	745.2	751.8
Deferred income taxes	97.6	99.5
Contingency reserves, excluding current portion	14.9	15.5
Other long-term liabilities	155.0	149.5

Stockholders’ equity:
Common stock	153.1	153.0
Additional paid-in capital	475.2	496.5
Retained earnings	782.5	724.2
Treasury stock	(191.4)	(210.6)
Accumulated comprehensive loss	(135.1)	(146.1)
Total stockholders’ equity	1,084.3	1,017.0
Total liabilities and stockholders’ equity	$2,273.9	$2,176.3

CONDENSED CONSOLIDATED CASH FLOW STATEMENT
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(Dollar amounts in millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$31.7	$(19.5)	$42.0	$(54.0)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	28.5	25.3	56.4	52.0
Equity in income from unconsolidated affiliates, including dividends	(0.2)	(1.4)	0.3	(2.1)
Loss on sale or impairment of long-lived assets, net	0.7	0.5	0.7	0.6
Other operating credits and charges, net	11.4	—	11.4	11.6
Stock-based compensation related to stock plans	3.2	2.7	6.2	5.1
Exchange (gain) loss on remeasurement	(0.8)	0.7	(0.7)	4.3
Cash settlements of contingencies, net of accruals	(0.4)	—	(0.7)	0.5
Cash settlements of warranties, net of accruals	(3.3)	(2.4)	(6.8)	(5.4)
Pension expense, net of contributions	1.0	2.4	1.4	4.4
Non-cash interest (income) expense, net	(0.2)	(0.1)	0.2	(0.1)
Other adjustments, net	—	0.6	—	0.8
Changes in assets and liabilities:
(Increase) decrease in receivables	(3.3)	14.3	(51.1)	(16.6)
(Increase) decrease in inventories	18.9	37.3	(8.0)	3.1
(Increase) decrease in prepaid expenses	(3.7)	(1.2)	(2.6)	0.8
Increase (decrease) in accounts payable and accrued liabilities	10.3	(21.4)	36.3	(4.2)
Increase (decrease) in income taxes	9.9	3.7	13.8	(3.3)
Increase in other liabilities	5.4	—	5.4	—
Net cash provided by (used in) operating activities	109.1	41.5	104.2	(2.5)
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment additions	(24.8)	(18.6)	(51.1)	(33.5)
Proceeds from sales of assets	0.1	—	0.1	0.4
Increase in restricted cash under letters of credit/credit facility	(0.3)	(5.4)	(0.3)	(5.4)
Other financing activities	(0.3)	—	(0.2)	—
Net cash used in investing activities	(25.3)	(24.0)	(51.5)	(38.5)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(6.8)	—	(7.9)	(1.4)
Sale of common stock, net of cash payments under equity plans	(0.2)	0.3	(0.1)	0.4
Taxes paid related to net share settlement of equity awards	(7.2)	(2.9)	(8.1)	(5.3)
Net cash used in financing activities	(14.2)	(2.6)	(16.1)	(6.3)
EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	1.0	(2.2)	3.5	(4.4)
Net increase (decrease) in cash and cash equivalents	70.6	12.7	40.1	(51.7)
Cash and cash equivalents at beginning of period	404.2	468.3	434.7	532.7
Cash and cash equivalents at end of period	$474.8	$481.0	$474.8	$481.0

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
SELECTED SEGMENT INFORMATION
(Dollar amounts in millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Dollar amounts in millions	2016	2015	2016	2015
Net sales:
OSB	$252.8	$211.0	$469.8	$401.2
Siding	207.2	163.9	388.5	337.4
EWP	78.0	72.0	149.8	136.8
South America	41.0	38.7	71.5	74.6
Other	6.6	7.4	12.7	14.7
Intersegment sales	(3.2)	—	(5.3)	—
	$582.4	$493.0	$1,087.0	$964.7
Operating profit (loss):
OSB	$44.0	$(18.1)	$59.3	$(46.5)
Siding	41.8	29.2	68.7	62.1
EWP	0.5	(2.3)	(2.0)	(6.4)
South America	6.9	2.0	12.0	4.4
Other	(0.2)	(1.0)	(0.6)	(1.9)
Other operating credits and charges, net	(11.4)	—	(11.4)	(11.6)
Loss on sale or impairment of long-lived assets, net	(0.7)	(0.5)	(0.7)	(0.6)
General corporate and other expenses, net	(27.2)	(22.0)	(51.2)	(44.7)
Other non-operating income (expense)	1.4	0.4	1.9	(1.8)
Investment income	2.1	1.0	3.9	2.4
Interest expense, net of capitalized interest	(9.3)	(7.2)	(17.3)	(14.7)
Income (loss) from operations before taxes	47.9	(18.5)	62.6	(59.3)
Provision (benefit) for income taxes	16.2	1.0	20.6	(5.3)
Net income (loss)	$31.7	$(19.5)	$42.0	$(54.0)

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
SUMMARY OF PRODUCTION VOLUMES (1)
The following table sets forth production volumes for the six months ended June 30, 2016 and 2015.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Oriented strand board, million square feet 3/8" basis(1)	1,095	1,089	2,146	2,093
Oriented strand board, million square feet 3/8" basis (produced by North America non-OSB segment mills)	63	6	126	16
Wood-based siding, million square feet 3/8" basis	354	319	685	630
Engineered I-Joist, million lineal feet(1)	21	20	39	35
Laminated veneer lumber (LVL), thousand cubic feet(1) and laminated strand lumber (LSL), thousand cubic feet	2,577	2,121	5,106	4,485

(1) Includes volumes produced by joint venture operations or under sales arrangements and sold to LP.